Exhibit 3.6

CERTIFICATE OF AMENDMENT

TO

SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

STEMLINE THERAPEUTICS, INC.

Stemline Therapeutics, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify:

Pursuant to Section 242 of the DGCL, the Board of Directors of the Corporation (the “Board”), at a meeting of the Board held on July 13, 2012, duly adopted resolutions approving an amendment to the Second Amended and Restated Certificate of Incorporation of the Corporation and declared said amendment to be advisable.  The stockholders of the Corporation duly approved said amendment by written consent in accordance with Sections 228 and 242 of the DGCL.  As required by Section 228 of the DGCL, the Corporation has given written notice of the amendment reflected herein to the stockholders of the Corporation who did not consent in writing to such amendment.  The resolutions provide that the Second Amended and Restated Certificate of Incorporation of the Corporation filed on March 16, 2010 with the Secretary of State of the State of Delaware (the “Delaware Secretary”), and amended on March 15, 2012, be further amended as follows:

Striking out the first paragraph of Article FOURTH and substituting in lieu of said paragraph of Article FOURTH the following new paragraphs:

“FOURTH.  The total number of shares of all classes of stock which the Corporation shall have authority to issue is (i) 45,000,000 shares of Common Stock, $0.0001 par value per share (“Common Stock”) and (ii) 10,000,000 shares of Preferred Stock, $0.0001 par value per share (“Preferred Stock”).

Effective upon the filing of this Certificate of Amendment with the Delaware Secretary, there shall be a split of the Common Stock, such that immediately upon such filing every one (1) share of Common Stock issued and outstanding immediately prior to such filing shall be exchanged for 3.6141 shares of Common Stock, remaining at $0.0001 par value per share.

Upon the filing hereof with the Delaware Secretary, the exchange of every one (1) issued and outstanding share of Common Stock for 3.6141 issued and outstanding shares of Common Stock shall occur automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent.

No fractional shares shall be issued upon the exchange.  Cash will be paid in lieu of fractional shares except as to holders who have agreed to waive such payment.”

*****

IN WITNESS WHEREOF, this Certificate of Amendment has been signed by the President of the Corporation this 16th day of July 2012.

STEMLINE THERAPEUTICS, INC.

By:	/s/ Ivan Bergstein, M.D.
	Name:	Ivan Bergstein, M.D.
	Title:	Chairman, President and CEO